Exhibit 4

NOMINEE AGREEMENT

This Nominee Agreement is made this 26th day of August 2025, by and among Stilwell Activist Investments, L.P., Stilwell Activist Fund, L.P., and Stilwell Partners, L.P. (collectively, the “Stilwell Funds”), and their General Partner, Stilwell Value LLC (“Stilwell Value” and together with the Stilwell Funds, “The Stilwell Group”), having their principal places of business at 111 Broadway, 12th Floor, New York, NY 10006, and Douglas P. Hutchison, an individual with a principal business address of 208 Crabapple Ct., Joliet, IL 60435 (“Nominee”).

WHEREAS, The Stilwell Group and its affiliates are the beneficial owners of shares of common stock (“Common Stock”) of IF Bancorp, Inc. (“IROQ” or the “Company”), may solicit proxies to elect one nominee to IROQ’s Board of Directors (the “Board”) at the 2025 annual meeting of stockholders of IROQ (the “Meeting”), and wish to nominate Nominee, including as an alternate nominee, for election to the Board at the Meeting;

WHEREAS, Nominee desires and agrees to be nominated for and as applicable, to sit on the Board if elected at the Meeting for a term to expire at the 2028 annual meeting of stockholders and until his respective successor is duly elected and qualified;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Nominee hereby agrees to have his name placed in nomination by The Stilwell Group as its nominee, including as an alternate nominee, for election to the Board, and for that purpose, understands and agrees that The Stilwell Group may solicit proxies from stockholders to cause Nominee to be elected. Simultaneously with the execution of this Agreement, Nominee shall deliver his written consent to The Stilwell Group to be named as a nominee of The Stilwell Group, including as an alternate nominee, in any proxy statement relating to the Meeting and as applicable, to serve as a director of IROQ if elected, a copy of which is attached hereto as Exhibit A. Nominee understands that he shall initially serve as an alternate nominee of The Stilwell Group and may become the actual nominee of The Stilwell Group if the actual nominee is unable to stand for election.

2.Nominee hereby represents and warrants to The Stilwell Group that he has executed and delivered to The Stilwell Group a Confidential Director Questionnaire and hereby certifies that the contents thereof are true and correct and that he will promptly notify The Stilwell Group of any change in such contents.

3.Nominee agrees to provide The Stilwell Group with prompt written notice (and in any event within 24 hours) of any direct or indirect acquisition or disposition of any IROQ securities, whether on a beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) or of record basis (including with respect to any such acquisition or disposition by business partners, associates, family members and other entities or individuals with which Nominee may share such beneficial ownership of IROQ securities) from the date hereof until the conclusion of the Meeting to permit The Stilwell Group to comply in a timely manner with any required disclosure and reporting obligations under federal securities laws.

4.The Stilwell Group agrees to reimburse all of Nominee’s actual out-of-pocket expenses incurred in connection with the nomination process until the conclusion of the Meeting, including postage, and travel expenses.

5.Nominee and The Stilwell Group agree that in the event Nominee is elected as a director of IROQ, nothing in this Agreement shall be construed as affecting Nominee’s ability to act independently with respect to his responsibilities and decisions as a director which shall be governed by applicable law and subject to Nominee’s fiduciary duty to the stockholders of the Company.

6.The Stilwell Group hereby indemnifies and holds Nominee harmless for all damages and expenses incurred in connection with agreeing to have his name placed in nomination and as applicable, to have proxies solicited in order to elect him to the Board (the “Solicitation”); provided, however, that Nominee will not be entitled to indemnification for claims arising from his gross negligence, willful misconduct, intentional and material violations of law, criminal actions or material breach of the terms of this Agreement; provided further, that upon him becoming a director of IROQ, as applicable, this indemnification shall not apply to any claims made against him in his capacity as a director of IROQ. This indemnification will include any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, and any and all reasonable costs and expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by Nominee, directly or indirectly, as a result of or arising from the Solicitation and any related transactions (each, a “Loss”). In the event of a claim against Nominee or the occurrence of a Loss, Nominee shall give The Stilwell Group notice thereof no later than ten (10) days after Nominee has knowledge of such claim or Loss (provided that failure to promptly notify The Stilwell Group shall not relieve it from any liability which it may have on account of this Section 6, except to the extent it shall have been materially prejudiced by such failure). The Stilwell Group retains the sole right to select and retain counsel for Nominee and shall reimburse Nominee for all Losses suffered as provided herein.

7.The obligations of The Stilwell Group under this Agreement are contingent upon The Stilwell Group’s determination, in its sole discretion, after final completion of a due diligence review of Nominee’s background, that Nominee is a suitable candidate for the Board.

8. Nominee understands that this Agreement may be publicly disclosed by The Stilwell Group.

/s/ Megan Parisi
Megan Parisi on behalf of The Stilwell Group

/s/ Douglas P. Hutchison
Douglas P. Hutchison, Nominee

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EXHIBIT A

CONSENT OF PROPOSED NOMINEE

I, Douglas P. Hutchison, hereby consent to be named and described as a nominee of Stilwell Activist Investments, L.P. (together with certain of its affiliates, “The Stilwell Group”), including as an alternate nominee, for election as a director of IF Bancorp, Inc. (“IROQ”) at IROQ’s 2025 annual meeting of stockholders (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Meeting”), in (i) any proxy statement relating to the Meeting and (ii) any other written materials (whether private or public) and public filings of The Stilwell Group relating to the Meeting or otherwise to be used in connection with The Stilwell Group’s solicitation of proxies from the stockholders of IROQ, and as applicable, I hereby consent and agree to serve as a director of IROQ if elected at the Meeting.

/s/ Douglas P. Hutchison
Douglas P. Hutchison

Dated:	August 26, 2025

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